Exhibit 5.3

[SULLOWAY & HOLLIS P.L.L.C. LETTERHEAD]

REPLY TO: CAPITAL OFFICE

Direct Dial:  (603) 223-2891

Direct Fax:   (603) 223-2991

Email: pimse@sulloway.com

March 8, 2013

Board of Directors

Speedway Motorsports, Inc.

5555 Concord Parkway South

Concord, NC 28027

RE:	Speedway Motorsports, Inc. 6 3/4 % Senior Notes due 2019 Guarantee of New Hampshire Motor Speedway, Inc.

Gentlemen:

We are issuing this letter to you in our capacity as local New Hampshire counsel to New Hampshire Motor Speedway, Inc., a New Hampshire corporation (the “NH Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Speedway Motorsports, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of $100,000,000 aggregate principal amount of 6 3/4% Senior Notes due 2019 (the “Exchange Notes”) and the Subsidiary Guarantees (as defined below) by the Guarantors (as defined below) of the Company’s obligations under the Exchange Notes. The Exchange Notes will be issued under an indenture dated as of February 3, 2011 (the “Indenture”) among U.S. Bank National Association, as trustee (the “Trustee”), the Company and the guarantors listed on the signature pages to the Indenture (the “Guarantors”). The Exchange Notes will be offered by the Company in exchange (the “Exchange Offer”) for $100,000,000 aggregate principal amount of its outstanding 6 3/4% Senior Notes due 2019, which the Company issued on January 11, 2013 without registration under the Securities Act of 1933, as amended.

In rendering the opinions set forth in this letter, we have reviewed:

i)	The Articles of Agreement of the NH Guarantor, certified by the New Hampshire Secretary of State as of January 9, 2013 and represented to us by the NH Guarantor to be accurate and complete as of this date;

ii)	A Certificate of Existence dated March 4, 2013 issued by the New Hampshire Secretary of State with respect to the NH Guarantor;

iii)	A copy of the Bylaws of the NH Guarantor that have been made available, and certified to us by the NH Guarantor to be true and complete;

CAPITAL OFFICE	PORTLAND OFFICE	GORHAM OFFICE
9 Capitol Street	477 Congress Street	30 Exchange Street
P.O. Box 1256	5th Floor	P.O. Box 335
Concord, NH 03302	Portland, ME 04101	Gorham, NH 03581
Tel: 603-224-2341	Tel: 207-253-5141	Tel: 603-466-5946

Celebrating More Than 150 Years of Service to Clients and Community

March 8, 2013

iv)	The Unanimous Written Consent, dated January 4, 2013, of the Board of Directors of the NH Guarantor with respect to the Guarantees that have been provided to us, and certified by the NH Guarantor to remain in force;

v)	Copies of the following documents, as they appear on the Commission website:

a.	The Purchase Agreement dated January 8, 2013 (the “Purchase Agreement”)

b.	The Registration Rights Agreement dated January 11, 2013 (the “Registration Rights Agreement”)

c.	The Indenture, including the form of the Exchange Notes appearing as Exhibit A to the Indenture, the subsidiary guarantee provisions as set forth at Article X of the Indenture, and the form of Note Guarantee appearing as Exhibit E to the Indenture (together with Article X, the “Subsidiary Guarantee”)

We have reviewed such documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinion contained below. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the NH Guarantor, without investigation or analysis of any underlying data contained in such documents or certificates.

In rendering the opinions set forth below, we have assumed (a) the genuineness of all signatures, (b) the legal capacity of all natural persons, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies or unexecuted versions to be executed at or prior to closing, and (e) the conformity of documents reviewed by us at the Commission’s website with the originals.

To render this opinion, we have made the investigations described in this letter, but we have not independently verified information obtained from third persons, except as specifically set forth. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of such fact should be drawn from our representation of the NH Guarantor. We have made no other investigation as to factual matters other than the examination described in this letter.

We express no opinion as to matters governed by laws of the United States of America or of states other than the State of New Hampshire, and do not opine as to the application or effect of the laws of any jurisdiction other than New Hampshire. As to laws of the State of New Hampshire, we express no opinion concerning any New Hampshire anti-trust, securities or “blue sky” laws. We also note that Section 12.08 of the Indenture chooses the internal laws of the State of New York as the law which governs the Indenture, the Exchange Notes and the Subsidiary Guarantees.

March 8, 2013

Based upon and subject to the assumptions, limitations and qualifications contained in this letter, it is our opinion that:

1.	The NH Guarantor is validly existing as a corporation in good standing under the laws of the State of New Hampshire.

2.	The NH Guarantor has the requisite corporate power and authority to issue the Subsidiary Guarantee as to each Exchange Note (the “NH Guarantee”).

3.	The NH Guarantor, and its duly authorized directors, have taken all actions necessary to authorize the entry into and execution of the NH Guarantee.

Our opinion is expressed as of the date of this letter, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date of this letter that may affect our opinion expressed above.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,
/s/ Sulloway & Hollis, P.L.L.C.
SULLOWAY & HOLLIS, P.L.L.C.